EXHIBIT 99.3
FOR IMMEDIATE RELEASE
September 15, 2005
FAIRFAX, VA. –Xybernaut Corporation (Pink Sheet: XYBR.PK) announced that Company management met this week with and outlined several options to the newly formed Equity Committee in the Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the Eastern District of Virginia. The options generally involve plans for the reorganization of the Company and/or the orderly marketing of its intellectual properties and other assets. It is the overarching objective of both the Company and the Equity Committee to provide as much value as possible to the Company’s shareholders. Together, the Company and the Equity Committee intend to chart a course in furtherance of their shared goals. There can be no assurance, however, that any of these options or the Company’s restructuring efforts will be successful.
Peter Niemi, the Chairman of the Equity Committee, said: “We are very pleased with the steps the Company’s management is taking to preserve our options as the process moves forward.”
Said Perry L. Nolen, President and CEO of the Company: “We very much look forward to working closely with the Equity Committee to seek to maximize value for our shareholders.”
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Cautionary note: All statements, other than historical facts, included in the foregoing press release regarding the Company’s financial position, business strategy, and plans of management for future operations are “forward looking statements.” They are based on management’s beliefs and assumptions, and on information currently available to management. Forward looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “hope,” “estimate,” “consider,” or similar expressions are used. Such forward looking statements are not guarantees of future performance.
The Company continues to face a severe liquidity crisis and possible insolvency and has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Risk factors related to the Company’s financial condition and the bankruptcy proceeding that could cause actual results to differ from these forward looking statements include, but are not limited to, the following: the Company’s ability to continue as a going concern; the Company’s ability to obtain court approval of the Company’s motions; the Company’s ability to maintain contracts that are critical to its operations; the ability of the Company to attract and retain key executives and qualified personnel; the Company’s ability to execute its strategic initiatives, including expense reduction; the Company’s ability to profit from its products and services; the Company’s ability to reorganize and/or market its intellectual property and other assets; and the Company’s ability to generate cash flow and obtain financing to support its operations and its reorganization and intellectual property and other asset marketing efforts.
These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward looking statements, whether as a result of new information, future events or otherwise.